Exhibit 99

MATRIX SERVICE ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2010

TULSA, OK – February, 7, 2011 – Matrix Service Co. (Nasdaq: MTRX) today reported its financial results for the three and six months ended December 31, 2010.

Second Quarter of Fiscal 2011 Results

Revenues for the second quarter ended December 31, 2010 were $175.3 million, an increase of $24.9 million, or 16.6%, from consolidated revenues of $150.4 million in the same period a year earlier. Net income for the second quarter of fiscal 2011 was $5.3 million, or $0.20 per fully diluted share. Net income was $4.5 million, or $0.17 per fully diluted share, in the comparable period a year earlier.

Michael J. Hall, Chairman of the Board of Directors of Matrix Service Company, said, “We are pleased with the results for the quarter and the first half of fiscal 2011. We are also encouraged by the volume of bid activity and improving market conditions in both the Construction Services and Repair and Maintenance Services segments.”

Consolidated gross profit was $19.8 million in the second quarter of fiscal 2011 compared to $18.4 million in the second quarter of fiscal 2010. The increase of $1.4 million was due to higher revenues, partially offset by lower gross margins which decreased to 11.3% in the second quarter of fiscal 2011 compared to 12.3% in the comparable period a year earlier. The decrease in gross margins was due to lower direct margins partially offset by the favorable effect of improved recovery of construction overhead costs in the second quarter of fiscal 2011. Selling, general and administrative expenses for the second quarter of fiscal 2011 were $11.1 million compared to $11.4 million in the second quarter of fiscal 2010.

Six Month Fiscal 2011 Results

Revenues for the six months ended December 31, 2010 were $327.1 million, an increase of $39.0 million, or 13.5%, from consolidated revenues of $288.1 million in the same period a year earlier. Net income for the six months ended December 31, 2010 was $8.4 million, or $0.32 per fully diluted share. Net income was $9.0 million, or $0.34 per fully diluted share, in the comparable period a year earlier.

Consolidated gross profit was $35.5 million for the six months ended December 31, 2010 compared to $35.9 million in the prior fiscal year period. The decrease of $0.4 million was due to lower gross margins which decreased to 10.8% in the six months ended December 31, 2010 compared to 12.4% in the same period a year earlier. The decrease in gross margins was due to lower direct margins partially offset by the favorable effect of improved recovery of construction overhead costs. Selling, general and administrative expenses for the six months ended December 31, 2010 were $21.7 million compared to $21.5 million for the six months ended December 31, 2009.

Financial Position

At December 31, 2010, Matrix Service’s cash balance was $43.7 million. The Company did not borrow under its revolving credit facility during the six months ended December 31, 2010.

Backlog

Consolidated backlog decreased $29.2 million, or 7.4%, to $366.0 million as of December 31, 2010 compared to $395.2 million as of September 30, 2010. The December 31, 2010 backlog remains above the fiscal 2010 year end backlog of $353.2 million.

Earnings Guidance

Matrix Service expects the second half of fiscal 2011 to be consistent with the first half of the fiscal year, with the fourth quarter being much stronger than the third quarter. Further, the Company expects gross margins to increase slightly in the last half of the fiscal year. As a result, Matrix Service is narrowing the range of fiscal 2011 earnings guidance to $0.60 to $0.75 per fully diluted share as compared to its previous earnings guidance of $0.60 to $0.80 per fully diluted share.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Hall, Chairman of the Board of Directors, Kevin S. Cavanah, vice president and CFO, and Joseph F. Montalbano, vice president and COO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com

Matrix Service Company

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Revenues	$175,252	$150,425	$327,090	$288,075
Cost of revenues	155,484	131,983	291,620	252,215

Gross profit	19,768	18,442	35,470	35,860
Selling, general and administrative expenses	11,136	11,376	21,725	21,463

Operating income	8,632	7,066	13,745	14,397

Other income (expense):
Interest expense	(197)	(188)	(367)	(362)
Interest income	9	17	22	60
Other	83	461	110	544

Income before income tax expense	8,527	7,356	13,510	14,639
Provision for federal, state and foreign income taxes	3,240	2,823	5,134	5,597

Net income	$5,287	$4,533	$8,376	$9,042

Basic earnings per common share	$0.20	$0.17	$0.32	$0.34

Diluted earnings per common share	$0.20	$0.17	$0.32	$0.34

Weighted average common shares outstanding:
Basic	26,400	26,273	26,372	26,234
Diluted	26,628	26,459	26,584	26,449

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2010	June 30, 2010

Assets

Current assets:
Cash and cash equivalents	$43,684	$50,899
Accounts receivable, less allowances (December 31, 2010 - $1,574 and June 30, 2010 - $1,404)	109,949	87,327
Costs and estimated earnings in excess of billings on uncompleted contracts	36,952	40,920
Inventories	2,401	3,451
Income taxes receivable	655	1,779
Deferred income taxes	5,648	8,073
Prepaid expenses	3,220	4,557
Other current assets	1,096	1,519

Total current assets	203,605	198,525

Property, plant and equipment at cost:
Land and buildings	27,801	27,859
Construction equipment	52,556	52,086
Transportation equipment	19,558	19,192
Office equipment and software	14,758	14,358
Construction in progress	4,292	1,251

	118,965	114,746
Accumulated depreciation	(65,371)	(61,817)

	53,594	52,929

Goodwill	27,384	27,216
Other intangible assets	4,024	4,141
Other assets	2,338	1,997

Total assets	$290,945	$284,808

Matrix Service Company

Condensed Consolidated Balance Sheets (continued)

(In thousands, except share data)

(unaudited)

	December 31, 2010	June 30, 2010
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$35,804	$44,769
Billings on uncompleted contracts in excess of costs and estimated earnings	39,601	28,877
Accrued insurance	7,754	8,257
Accrued wages and benefits	12,786	13,538
Current capital lease obligation	522	772
Other accrued expenses	2,821	6,572

Total current liabilities	99,288	102,785

Long-term capital lease obligation	96	259
Deferred income taxes	4,150	4,179

Total liabilities	103,534	107,223

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2010, and June 30, 2010	279	279
Additional paid-in capital	112,328	111,637
Retained earnings	89,625	81,252
Accumulated other comprehensive income	1,251	495

	203,483	193,663
Less: Treasury stock, at cost – 1,469,578 shares as of December 31, 2010, and 1,546,512 shares as of June 30, 2010	(16,072)	(16,078)

Total stockholders’ equity	187,411	177,585

Total liabilities and stockholders’ equity	$290,945	$284,808

Results of Operations

(in thousands)

	Construction Services	Repair and Maintenance Services	Other	Total
Three Months Ended December 31, 2010
Gross revenues	$107,886	$69,855	$—	$177,741
Less: Inter-segment revenues	2,282	207	—	2,489

Consolidated revenues	105,604	69,648	—	175,252
Gross profit	12,815	6,953	—	19,768
Operating income	6,144	2,488	—	8,632
Segment assets	141,477	101,964	47,504	290,945
Capital expenditures	1,286	93	891	2,270
Depreciation and amortization expense	1,516	1,209	—	2,725

Three Months Ended December 31, 2009
Gross revenues	$84,511	$69,849	$—	$154,360
Less: Inter-segment revenues	3,929	6	—	3,935

Consolidated revenues	80,582	69,843	—	150,425
Gross profit	11,894	6,548	—	18,442
Operating income	5,006	2,060	—	7,066
Segment assets	120,697	88,760	68,806	278,263
Capital expenditures	234	719	863	1,816
Depreciation and amortization expense	1,647	1,300	—	2,947

Six Months Ended December 31, 2010
Gross revenues	$207,506	$124,286	$—	$331,792
Less: Inter-segment revenues	4,388	314	—	4,702

Consolidated revenues	203,118	123,972	—	327,090
Gross profit	24,159	11,311	—	35,470
Operating income	10,923	2,822	—	13,745
Segment assets	141,477	101,964	47,504	290,945
Capital expenditures	2,158	331	2,040	4,529
Depreciation and amortization expense	3,065	2,458	—	5,523

Six Months Ended December 31, 2009
Gross revenues	$165,090	$130,025	$—	$295,115
Less: Inter-segment revenues	6,837	203	—	7,040

Consolidated revenues	158,253	129,822	—	288,075
Gross profit	22,990	12,870	—	35,860
Operating income	10,272	4,125	—	14,397
Segment assets	120,697	88,760	68,806	278,263
Capital expenditures	502	806	1,541	2,849
Depreciation and amortization expense	3,330	2,636	—	5,966

Segment revenue from external customers by market is as follows:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Three Months Ended December 31, 2010
Aboveground Storage Tanks	$49,545	$21,868	$71,413
Downstream Petroleum	22,648	28,386	51,034
Electrical and Instrumentation	27,385	19,394	46,779
Specialty	6,026	—	6,026

Total	$105,604	$69,648	$175,252

Three Months Ended December 31, 2009
Aboveground Storage Tanks	$36,037	$25,076	$61,113
Downstream Petroleum	20,531	39,526	60,057
Electrical and Instrumentation	15,988	5,241	21,229
Specialty	8,026	—	8,026

Total	$80,582	$69,843	$150,425

Six Months Ended December 31, 2010
Aboveground Storage Tanks	$90,325	$43,100	$133,425
Downstream Petroleum	43,575	50,792	94,367
Electrical and Instrumentation	57,307	30,080	87,387
Specialty	11,911	—	11,911

Total	$203,118	$123,972	$327,090

Six Months Ended December 31, 2009
Aboveground Storage Tanks	$67,431	$51,867	$119,298
Downstream Petroleum	44,964	67,207	112,171
Electrical and Instrumentation	29,475	10,748	40,223
Specialty	16,383	—	16,383

Total	$158,253	$129,822	$288,075

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

Three Months Ended December 31, 2010

The following table provides a summary of changes in our backlog for the three months ended December 31, 2010:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of September 30, 2010	$224,964	$170,263	$395,227
New backlog awarded	85,108	60,884	145,992
Revenue recognized on contracts in backlog	(105,604)	(69,648)	(175,252)

Backlog as of December 31, 2010	$204,468	$161,499	$365,967

Six Months Ended December 31, 2010

The following table provides a summary of changes in our backlog for the six months ended December 31, 2010:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2010	$197,675	$155,541	$353,216
New backlog awarded	209,911	129,930	339,841
Revenue recognized on contracts in backlog	(203,118)	(123,972)	(327,090)

Backlog as of December 31, 2010	$204,468	$161,499	$365,967